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                                                                    EXHIBIT 99.1

INNOVATIVE GAMING CORPORATION OF AMERICA
4725 Aircenter Circle
Reno, NV 89502
                                                 INNOVATIVE GAMING
                                                 Scott Shackelton (775) 823-3000

FOR IMMEDIATE RELEASE --
THURSDAY, JUNE 3, 1999

                                INNOVATIVE GAMING
                        COMPLETES FINANCIAL RESTRUCTURING

RENO, NEVADA, JUNE 3, 1999 -- INNOVATIVE GAMING CORPORATION OF AMERICA (NASDAQ NM:IGCA) today announced that a new investor has purchased the previously issued and outstanding preferred convertible stock under renegotiated terms. Additionally, the Company raised an aggregate of $1.8 million through two separate private placements. The Company issued $1.5 million of three-year convertible secured notes to a group of investors led by a current shareholder of the Company. The Company also received proceeds of $300,000 through the issuance of convertible preferred stock. Proceeds of the financing will be used for the development of additional new video single player games and bonus top box games, their approval and inventory purchases of the new products and for general corporate purposes.

"With this financing we are now in position to roll out our new products. We anticipate approval of our new single player video platform in Louisiana, Arizona, Colorado, New Mexico, South Carolina, Iowa, and Minnesota in the third quarter of the year and in Nevada by early fourth quarter of the year," said B.V. Johnson, President and Chief Operating Officer. "These funds will allow us to purchase the necessary parts and components to build and place our new video single player games as well as introduce new games in our bonus streak series of games in our third and fourth quarters including a bonus series top box for IGT S+ upright slots."

Innovative Gaming Corporation of America, through its wholly owned operating subsidiary, Innovative Gaming, Inc., develops, manufactures and distributes fast playing, high-entertainment gaming machines. The Company distributes its products worldwide both directly to the gaming market and through licensed distributors.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, regulatory/technical game approvals, the financing and development of new products, enacted legislation, pending manufacturing agreement negotiations and market acceptance of new and existing gaming products as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10K for the fiscal year ended December 31, 1998. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.